EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant
- - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Constellation
Institutional Portfolios:

In planning and performing our audit of the financial statements of Constellation Institutional Portfolios TIP Midcap Core Portfolio (the "Fund"), for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Constellation Institutional Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management and the Board of Trustees of the Constellation Institutional Portfolios and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 25, 2005




EXHIBIT B:
November 24, 2004

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Sub-Item 77K of Form N-SAR of the Constellation Funds, a copy of which is attached, and are in agreement with the statements contained therein concerning our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.


Sincerely yours,

Ernst & Young LLP



ATTACHMENT
Form N-SAR
Semi-Annual Period ended September 30, 2004

Sub-Item 77K:  Changes in registrant's certifying accountants


On June 14, 2004, Ernst & Young LLP (E&Y) was dismissed as independent registered public accounting firm for the Funds. KPMG LLP (KPMG) was selected as the Funds' independent registered public accounting firm. The Funds' selection of KPMG as its independent registered public accounting firm was recommended by the Funds' audit committee and was approved by the Funds' Board of Trustees.

The reports of the financial statements audited by E&Y for the Funds and their predecessor entities for each of the years in the five-year period ended September 30, 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Funds and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of such years.